Schedule A

Transactions in the Shares During the Past 60 Days

Shares of Common Stock Sold	Price per Share ($)(1)	Date of Purchase / Sale
11,615	10.1(2)	03/13/2026
97,066	10.06(3)	03/16/2026
996,927	10.10(4)	03/17/2026
81,319	10.01(5)	03/18/2026
27,190	10.03(6)	03/20/2026
7,500,000	9.15(7)	03/24/2026
2,500,000	9.45(8)	03/25/2026

1. Except as otherwise noted, the prices reported in this column are a weighted average prices. The Reporting Person undertakes to provide the Issuer and any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price such shares were sold.

2. These shares were sold in multiple transactions at prices ranging from $10.00 to $10.01, inclusive.

3. These shares were sold in multiple transactions at prices ranging from $10.00 to $10.18, inclusive.

4. These shares were sold in multiple transactions at prices ranging from $10.00 to $10.30, inclusive.

5. These shares were sold in multiple transactions at prices ranging from $10.00 to $10.06, inclusive.

6. These shares were sold in multiple transactions at prices ranging from $10.00 to $10.04, inclusive.

7. These shares were sold in single transaction at a price of $9.15.

8. These shares were sold in multiple transactions at prices ranging from $9.45 to $9.54, inclusive.